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                                                                   EXHIBIT 10.14

MARCH 30, 2004

ADVENTRX Pharmaceuticals, Inc.
9948 Hibert Street, Suite 100
San Diego, CA 92131

Attention: Nicholas Virca, Chief Executive Officer

This letter agreement (this "Agreement") confirms the engagement of Burnham Hill Partners ("BHP"), a division of Pali Capital, Inc., by ADVENTRX Pharmaceuticals, Inc. (the "Company") to act as its exclusive placement agent solely in connection with the anticipated private placement of approximately $5 million of shares common stock (the "Shares") and warrants (the "Warrants") to purchase shares of common stock of the Company (the "Financing").

As compensation for certain investment banking and placement services provided by BHP to the Company in connection with the Financing, the Company shall pay to BHP a cash fee equal to 8% of the gross proceeds received by the Company with respect to the Financing from investors that purchase Shares in the Financing (the "Investors"), provided, however, that in the event the Company receives more than $5 million of gross proceeds in the Financing, the cash fee payable to BHP with respect to such gross proceeds over $5 million shall be reduced to 5%. In connection with the cash exercise of the Warrants, BHP shall receive a cash fee equal to 4% percent of the gross proceeds received by the Company if and when such Warrants are exercised for cash.

The Company shall issue to BHP or its designated assigns warrants to purchase a number of shares of common stock of the Company equal to 8% percent of the number of Shares (the "Placement Agent Warrants"). The Placement Agent Warrants shall have an exercise price equal to the "A-1 Warrant referenced in the draft subscription agreement to be executed in connection with the Financing, shall be non-redeemable and shall have a cashless exercise provision.

The Company shall provide to BHP periodic reimbursement of all out-of-pocket expenses, which amount shall not exceed $5,000 in the aggregate without the prior written approval of the Company.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to the Company's address indicated in the heading of this letter agreement (b) if to BHP, to its office at 570 Lexington Avenue, New York, NY 10022. Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to except as required by law or with BHP's prior written consent. In addition, the Company shall not, without the prior written consent of BHP, disclose the existence or terms of BHP's engagement pursuant to this Agreement except as required by law or if such information is or becomes generally available to the public. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company and BHP shall enter into a separate letter agreement, in the form of Exhibit A attached hereto, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP's engagement hereunder shall expire 14 days from the date of this Agreement. Notwithstanding the expiration of BHP's engagement, BHP shall be entitled to its full fees provided for herein in the event that at any time prior to the first anniversary of such expiration the Company consummates a private placement of its securities with an Investor.

BHP shall indemnify and hold harmless the Company and its affiliates, the respective directors, officers, agents and employees of the Company and its affiliates (collectively, "Company Agents"), from and against, and BHP agrees that no Company Agent shall have any liability to BHP or its directors, officers, owners, partners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses") related to or arising out of BHP's breach of this Agreement.

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In connection with this engagement, BHP is acting as an independent contractor with duties owing solely to the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

This Agreement and the attached indemnification agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede and take precedence over all prior agreements or understandings, whether oral or written, between BHP and the Company. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the attached indemnification agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning to us the enclosed duplicate of this Agreement.

                                       Very truly yours,

                                       Burnham Hill Partners

                                       By: /s/ Jason Adelman
                                           --------------------------
                                       Jason Adelman

                                       Title: Managing Director

Accepted and Agreed to as of the date first written above:

Adventrx Pharmaceuticals, Inc.

By: /s/ Nicholas Virca
    ---------------------------
Name:  Nicholas Virca
Title: Chief Executive Officer

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                                    EXHIBIT A

TO:   Burnham Hill Partners
      A division of Pali Capital Inc.                 Date: March 13, 2004
      570 Lexington Avenue
      New York, NY 10022

      In connection with Burnham Hill Partners ("BHP" or "you") engagement by ADVENTRX Pharmaceuticals, Inc. (the "Company" or "we") pursuant to the letter agreement (the "Engagement Letter") of even date herewith (the "Engagement"), we agree to indemnify and hold harmless BHP) and its affiliates, the respective directors, officers, partners, agents and employees of BHP and its affiliates (collectively, "Indemnified Persons"), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses") (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents), or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses to the extent that are finally judicially determined or agreed to have resulted from BHP's or any Indemnified Person's bad faith, recklessness or negligence or breach of this agreement or the Engagement Letter. If such indemnification is for any reason not available, we agree to contribute to the Losses involved in such proportion as is judicially determined or agreed to be appropriate to reflect equitable considerations such as the relative fault of us on the one hand and of you on the other hand. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

      We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding ("Action") with respect to any matter for which we would be obligated to indemnify such Indemnified Person pursuant to the preceding paragraph, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you, provided, however, that we will have no obligation to reimburse any Indemnified Person for any expenses if our board of directors determines in good faith that there is no bona fide basis that would obligate the Company to indemnify such Indemnified Person for any Losses arising out of or related to such Action. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which we are obligated to indemnify an Indemnified Person (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

      In the event that we are called or subpoenaed to give testimony in a court of law, you agree to pay our reasonable expenses related thereto. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this Agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

      The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This agreement and any other agreements relating to the Engagement shall be under seal, governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

                                       Very truly yours,

Accepted and Agreed:

Burnham Hill Partners                  Client:   Adventrx Pharmaceuticals, Inc.

By: /s/ Jason Adelman                  By: /s/ Nicholas Virca
    Jason Adelman                          Nicholas Virca
          ---------------------------        -----------------------------------
           Name:  Jason Adelman              Name:  Nicholas VIrca
           Title: Managing Director          Title: Chief Executive Officer